Exhibit 1.1

EXECUTION VERSION

AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT

This Amendment No. 1 to Share Purchase Agreement (this “Amendment”) is made as of May 3, 2017 (the “Amendment Date”) by and among (i) Trans World Entertainment Corporation, a New York corporation (“Buyer”), (ii) Etailz Inc., a Washington corporation (“Etailz” or the “Company”), and (iii) Thomas C. Simpson, as Sellers’ Representative. Unless expressly provided otherwise in this Amendment, capitalized terms used in this Amendment have the meanings set forth in Section 1 of the Share Purchase Agreement (as defined below).

WHEREAS, Buyer, Etailz, Sellers and the Sellers’ Representative are party to that certain Share Purchase Agreement dated as of October 17, 2016 (the “Share Purchase Agreement”);

WHEREAS, Buyer, Etailz and the Sellers’ Representative desire to amend certain provisions of the Share Purchase Agreement as set forth herein;

WHEREAS, concurrently with the execution of this Amendment, Buyer, Sellers’ Representative and the Escrow Agent will enter into Amendment No. 1 to Escrow Agreement (the “Escrow Agreement Amendment”), substantially in the form attached hereto as Exhibit A, and Buyer and Sellers’ Representative will jointly deliver to the Escrow Agent the instructions attached as Exhibit E-1 to the Escrow Agreement Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows

1.	AMENDMENTS

1.1 Defined Terms.

(a) Article 1 of the Share Purchase Agreement is hereby amended to (i) delete in their entirety the definitions of Earnout Period, First Earnout Period, First Earnout Period Payment, Second Earnout Period, Second Earnout Period Payment, Maximum Earnout Amount, Earnout Escrow Amount, Catch Up Earnout Payment, Earnout Consideration, and Operating Income Statement, and (ii) insert the defined terms set forth below in appropriate alphabetical order:

“Adjusted Maximum Earnout Amount” means $3,140,000.

“Amendment Date Payment” means $6,460,000.

“Bonus Pool Amount” means $1,460,000.

“Earnout Consideration” has the meaning stated in Section 2.5(b)(ii).

“Earnout Escrow Account” has the meaning stated in the Escrow Agreement.

“Earnout Escrow Amount” means the Adjusted Maximum Earnout Amount.

“Earnout Period” means the twenty-four month period from and including 12:00 a.m. Eastern Time on January 29, 2017 through and including 11:59 p.m. Eastern Time on February 2, 2019.

“Escrow Agreement Amendment” has the meaning stated in the recitals to this Amendment.

“Operating Income Statement” has the meaning stated in Section 2.5(b)(iii).

“Purchase Price” means $36,200,000 plus the Stock Consideration plus the Amendment Date Payment plus the Earnout Consideration.

“Purchase Price Reduction” means $5,000,000.

“Unearned Amount” has the meaning stated in Section 2.5(b)(ii).

(b) The definition of “Etailz Operating Income” is hereby amended to (i) delete each reference to “each Earnout Period” and replace with “the Earnout Period” and (ii) delete “$25,000 per Earnout Period” and replace with “$50,000”.

1.2 Post-Closing Payments

(a) Section 2.5(b) of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Contingent Post-Closing Payments.

(i) Buyer will pay Earnout Consideration based on the amount of Etailz Operating Income for the Earnout Period as follows:

If Etailz Operating Income for the Earnout Period is:	The aggregate amount due and payable to Sellers will be:	The aggregate amount to be released from the Earnout Escrow Account to Buyer will be:
≥$15, 500,000	$3,140,000	$0
˂$15,500,000 and ≥ $13,500,000	$1,570,000	$1,570,000
˂$13,500,000	$0	$3,140,000

(ii) The aggregate amount, if any, that becomes due and payable to Sellers pursuant to Section 2.5(b)(i) is referred to herein as the “Earnout Consideration” and the aggregate amount, if any, to be released to Buyer from the Earnout Escrow Account pursuant to Section 2.5(b)(i) is referred to herein as the “Unearned Amount.” For avoidance of doubt, Buyer, Sellers and Sellers’ Representative acknowledge and agree that the Earnout Consideration will not under any circumstance exceed the Adjusted Maximum Earnout Amount. The right of any Seller to receive its allocated percentage of the Earnout Consideration shall not be contingent on such Seller’s continued employment with Buyer.

(iii) On or prior to March 4, 2019, Buyer will prepare (or cause to be prepared) and deliver to Sellers’ Representative a statement of Buyer’s calculation of Etailz Operating Income for the Earnout Period (the “Operating Income Statement”). Within the 15 day period after Buyer’s delivery of its proposed Operating Income Statement, Sellers’ Representative will, in a notice to Buyer, either accept Buyer’s proposed Operating Income Statement or, in the event that Sellers’ Representative disagrees with Buyer’s proposed Operating Income Statement, describe in reasonable detail any proposed adjustments to Buyer’s proposed Operating Income Statement which Sellers’ Representative believes should be made and the basis therefor. Buyer will provide Sellers’ Representative with reasonable access to the Company’s books and records along with reasonable access to such Company employees as Sellers’ Representative shall reasonably request for the purpose of reviewing and verifying the Operating Income Statement on condition of maintaining confidentiality. Buyer and Sellers’ Representative will negotiate in good faith to resolve any dispute over Sellers’ Representative’s proposed adjustments to Buyer’s Operating Income Statement, provided that if any such dispute is not resolved within 15 days following receipt by Buyer of Sellers’ Representative’s proposed adjustments, such dispute shall be resolved in accordance with Section 8.4(c) of the Share Purchase Agreement.

(iii) The Operating Income Statement will become final and binding on all parties upon the earliest of (A) Sellers’ Representative’s delivery of notice to Buyer of its acceptance of Buyer’s proposal thereof, (B) Sellers’ Representative’s failure to deliver notice of its proposed adjustments to Buyer’s proposal thereof within the 15 day period specified in Section 2.5(b)(ii), (C) the mutual agreement of Sellers’ Representative and Buyer with respect to any of Sellers’ Representative’s proposed adjustments to Buyer’s proposal thereof, or (D) the date of the Independent Accounting Firm’s report in respect of any disputed items submitted to it.

(iv) Subject to Section 6.7(b) of the Share Purchase Agreement, within two (2) Business Days after the Operating Income Statement in respect of the Earnout Period becomes final, Buyer will instruct the Escrow Agent to (A) distribute any Earnout Consideration to Sellers’ Representative for further distribution to the Sellers in accordance with the allocation percentages set forth opposite each such Seller’s name on Schedule 2.5(a) to the Share Purchase Agreement under the heading “Contingent Consideration Allocation Percentage as Agreed Among Sellers,” and (B) distribute any Unearned Amount to Buyer.

(v) Buyer shall cause the Company and the Company’s employees to maintain complete, accurate and separate accounting records for the Company on a stand-alone basis from and after the Closing Date until the end of the Earnout Period. During the Earnout Period, Buyer agrees to confer with Company management on a quarterly basis regarding Buyer’s preliminary calculation of Etailz Operating Income.

(vi) The parties shall each act reasonably and in good faith. Subject to Buyer’s superseding obligation to operate in the best interests of its shareholders, Buyer shall give due consideration to the impact, if any, its operating decisions may have in relation to the ability of the Company to achieve the Etailz Operating Income targets set forth in Section 2.5(b)(i), and Buyer will not take any action intended to prevent the Company from achieving such targets.

(vii) If, prior to the end of the Earnout Period, Buyer consummates a transaction pursuant to which Buyer sells or transfers the Business or all or substantially all of the assets of Buyer and its Subsidiaries on a consolidated basis to any Person (other than an Affiliate of Buyer), whether via a sale of all of the equity, exchange, merger, asset sale or otherwise, Buyer shall cause the purchaser to assume Buyer’s obligations under this Agreement.”

1.3 Release of Escrow. The first sentence of Section 6.7(d) of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Promptly following the eighteen-month anniversary of the Closing Date, in the case of the Indemnity Escrow Amount, or the date on which the Operating Income Statement in respect of the Earnout Period becomes final, in the case of the Earnout Escrow Amount, Buyer and Sellers’ Representative will execute a joint instruction to release, as applicable, (i) the then-remaining balance of the Indemnity Escrow Amount to Sellers’ Representative, or (ii) the then-remaining balance of the Earnout Escrow Amount to Sellers’ Representative and/or Buyer in accordance with Section 2.5(b)(i); provided, however, in the event that Buyer has made claim(s) for Damages pursuant to Section 6.2(b) and such indemnification claim(s) remain outstanding as of the relevant date, then on such date, Buyer and Sellers’ Representative will execute a joint instruction to have the Escrow Agent, as applicable, (i) pay to Sellers’ Representative an amount, if any, equal to the remaining balance of the Indemnity Escrow Amount or the Earnout Consideration due to Sellers pursuant to Section 2.5(b)(i), as applicable, less the amount mutually agreed to in good faith by Buyer and Sellers’ Representative of such outstanding indemnification claim(s) (the “Claim Amount”), and the Claim Amount will remain held by the Escrow Agent pending the resolution of such indemnification claim, and/or (ii) release to Buyer an amount, if any, equal to the Unearned Amount to be released to Buyer pursuant to Section 2.5(b)(i).”

1.4 No Other Amendments. No other amendment is made to the Share Purchase Agreement.

2.	AMENDMENT DATE ADJUSTMENTS

(a) Concurrent with execution of this Amendment, Buyer and Sellers’ Representative will jointly deliver to the Escrow Agent the instructions attached as Exhibit E-1 to the Escrow Agreement Amendment which shall instruct the Escrow Agent to:

(i) release to the Sellers’ Representative on the Amendment Date, from the Earnout Escrow Account, an amount equal to the Amendment Date Payment less the Bonus Pool Amount.

(ii) release to the Buyer on the Amendment Date, from the Earnout Escrow Account, an amount equal to the Purchase Price Reduction plus the Bonus Pool Amount.

(b) Sellers’ Representative shall distribute the amount received from the Escrow Agent on the Amendment Date to the Sellers in accordance with the allocation percentages set forth opposite each such Seller’s name on Schedule 2.5(a) to the Share Purchase Agreement under the heading “Contingent Consideration Allocation Percentage as Agreed Among Sellers.”

(c) Buyer shall allocate an amount equal to the Bonus Pool Amount to increase the bonus pool available to be distributed under the Etailz Employee Retention Bonus Plan.

3.	GENERAL PROVISIONS

3.1 Governing Law

This Amendment will be governed by the laws of the State of New York, without regard to its conflict of laws principles.

3.2 Counterparts

This Amendment may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

TRANS WORLD ENTERTAINMENT
CORPORATION, as Buyer

By:	Mike Feurer
Name: Mike Feurer
Title: Chief Executive Officer

ETAILZ INC.

By:	Josh Neblett
Name: Josh Neblett
Title: Chef Executive Officer

THOMAS C. SIMPSON,
as Sellers’ Representative

By:	Tom Simpson

[Signature Page -- Amendment No. 1 to Share Purchase Agreement]